Contact:   James K. Schwartz
                                          President and Chief
                                          Operating Officer
                                          (316) 231-3390

FOR IMMEDIATE RELEASE


NPC INTERNATIONAL ANNOUNCES APPOINTMENT
OF NEW PRESIDENT


     PITTSBURG, Kansas (February 3, 1995) - NPC
International, Inc. (NPCIA/NPCIB) today announced that J.
Mitchell Boyd has resigned as President and Chief Executive
Officer.  James K. Schwartz, formerly the Company's Chief
Financial Officer and recently appointed Chief Operating
Officer has been named President and Chief Operating
Officer. O. Gene Bicknell has reassumed the position of Chief Executive Officer.

     NPC International, Inc. is the world's largest Pizza Hut franchisee and operates 345 Pizza Hut restaurants and delivery kitchens in nine states. The Company also operates and franchises 171 Tony Roma's restaurants, the casual theme restaurant famous for ribs. Additionally, the Company operates and franchises Skipper's quick service seafood restaurants in the western United States and British Columbia. The Company recently announced that it would close a portion of its Skipper's chain.

     The Company's stock is traded on the NASDAQ Market under the symbols "NPCIA/NPCIB".



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